Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS FOURTH QUARTER AND

FY2014 OPERATING RESULTS

FOURTH QUARTER EPS UP 220% TO $0.16

ROYALTY INCOME RISES 28% FROM PRIOR-YEAR LEVELS

LARGO, Florida (September 29, 2014) – Unilens Vision Inc. (OTCQX:UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the fourth quarter and fiscal year ended June 30, 2014.

Highlights of Fiscal Year Fourth Quarter and Subsequent Events

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Product sales for the fourth quarter ended June 30, 2014 (FY2014) increased 1.7% to $1,614,899, compared with $1,587,926 in the fiscal year ended June 30, 2013 (FY2013) fourth quarter, due primarily to a 6.8% increase in custom soft lens sales and a 2.1% increase in disposable multifocal lens sales.

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Royalty income increased 28.4% to $597,509 in FY2014, versus $465,476 in the previous fiscal year.

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Total revenue in the fourth quarter of FY2014 improved 7.7% to $2,212,408 compared with $2,053,402 in the final three months of FY2013.

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Operating expenses declined 4.7% in FY2014 to $768,663, versus $806,914 in the corresponding period a year earlier.

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Interest expense almost doubled in FY2014, due to higher debt levels associated with the repurchase of common stock from our previously largest shareholder in October 2013.

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Net income increased 115.3% to $277,636 in the FY2014 fourth quarter versus $128,960 in the comparable year-earlier period.

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Diluted earnings per share increased 220% in the FY2014 fourth quarter to $0.16, compared with $0.05 in the prior-year period, reflecting higher net income and a 25% reduction in the weighted average number of shares outstanding due to the stock repurchase in October 2013.

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In June 2014, the Company launched its new disposable C-Vue® ADDvantage™ Multifocal for Presbyopia contact lens in silicone hydrogel material for monthly replacement, incorporating our next generation multifocal lens design technology.

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The Company paid its 32nd consecutive quarterly cash dividend in August 2014, in the amount of $0.045 per share.

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On September 25, 2014, our common stock was upgraded to the best market place within the OTC Markets Group for established U.S. and global companies, and began trading under the same UVIC symbol on the OTCQX®.

Management Comments

“Our fourth quarter reflects a continued acceleration in royalty income from our licensee Bausch + Lomb that began in the second quarter of Fiscal 2014,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc.  “The 28% increase in royalty income in the fourth quarter outpaced the 13% increase in the third quarter and the 0.7% improvement in the second quarter.  For the year as a whole, royalty income rose over 7%, which represented the first full year of royalty income growth since Fiscal 2010. We attribute the acceleration in royalty income to Bausch + Lomb’s October 2013 launch of its PureVision2® for Presbyopia multifocal lens which features the next generation multifocal design licensed from Unilens.”

“Fourth quarter sales of our branded specialty contact lens products increased for the fifth consecutive quarter,” continued Pecora, “primarily due to continued robust growth of our C-Vue® Advanced custom lens business, as well as initial sales associated with the June 2014 launch of our, C-Vue® ADDvantage™ Multifocal for Presbyopia. We anticipate that our C-Vue ADDvantage multifocal which incorporates our next generation multifocal technology will continue to contribute to the Company’s future revenue and earnings growth.”

Fourth Quarter Results

For the three months ended June 30, 2014, total revenue including royalty income increased 7.7% to $2,212,408, compared with total revenue of $2,053,402 in the fourth quarter of FY2013.  Total product sales increased 1.7% to $1,614,899 in the most recent quarter, versus $1,587,926 in the corresponding period of the previous fiscal year.  Sales in the disposable lens category increased 2.1%, while sales in the custom lens category increased 6.8% from prior-year levels.  Sales in the gas permeable, replacement and other lens categories declined, as anticipated.

Royalty income from Bausch + Lomb increased 28.4% to $597,509 in the quarter ended June 30, 2014, compared with $465,476 in the prior-year quarter.  This represented the third consecutive year-over-year increase in quarterly royalty income.

Gross profit margins improved to 39.3% of sales in the fourth quarter of FY2014, versus 36.6% in the fourth quarter of FY2013.

Operating expenses decreased 4.7% to $768,663 (34.7% of total revenue) in the most recent quarter, compared with $806,914 (39.3% of total revenue) in the year-earlier period.

Operating income improved 93.4% to $463,152 (20.9% of total revenue) in the fourth quarter of FY2014, compared with $239,526 (11.7% of total revenue) in the fourth quarter of FY2013.

Net non-operating expenses increased 111.1% to $50,541, versus $23,943 a year earlier, primarily due to higher debt levels associated with the repurchase of 618,522 shares of the Company’s common stock in early October 2013.

Pretax income increased 91.4% to $412,611 in the three months ended June 30, 2014, compared with $215,583 in the corresponding period of the previous fiscal year.  We reported a 115.3% increase in net income, which totaled $277,636 in the fourth quarter of FY2014, versus $128,960 in the prior-year period.  Diluted earnings per share increased 220.0% to $0.16 in the three months ended June 30, 2014, compared with $0.05 in the three months ended June 30, 2013.  The weighted average number of common shares outstanding decreased 24.8% to 1,782,917 in the most recent quarter, versus 2,369,354 in the prior-year quarter. The decline in outstanding shares resulted from the October 2013 repurchase of 28% of our total common shares outstanding (618,522 shares) from our previously largest shareholder at a price of $4.97 per share.

Fiscal Year 2014 Results

For the twelve months ended June 30, 2014, total revenue including royalty income increased 3.4% to $8,406,321, compared with total revenue of $8,131,756 in fiscal year ended June 30, 2013.  Total product sales increased 2.0% to $6,163,396 in the most recent fiscal year, versus $6,042,743 in the previous fiscal year.  Sales in the disposable lens category increased 0.5%, while sales in the custom lens category increased 12.4% from prior-year levels.  Sales of gas permeable lenses decreased due to the continued overall decline in gas permeable “fits” in the contact lens industry, and sales in the replacement and other lens category were down due to the expected decline in product lines that are nearing the end of their life cycles, offset somewhat by sales increases for Unilens replacement products due to the discontinuation of replacement lens products from several of the Company’s competitors.

Royalty income from Bausch + Lomb increased 7.4% to $2,242,925 in FY2014, compared with $2,089,013 in FY2013.  This represented the first annual increase in royalty income since FY2010, and it is believed to reflect the initial impact of B+L’s new PureVision2 for Presbyopia silicon hydrogel disposable multifocal lens for monthly replacement, which utilizes Unilens’ technology, and was introduced into the U.S. market in October 2013.

Gross profit margins were relatively flat at 37.8% of product sales in FY2014, versus 38.0% in the previous fiscal year.  The modest decrease was primarily due to one-time repair costs in the second quarter of FY2014, partially offset by manufacturing improvements implemented a year ago and changes in product mix.

Operating expenses decreased 1.6% to $2,966,670 (48.1% of revenue) in the fiscal year ended June 30, 2014, compared with $3,013,635 (49.9% of revenue) in FY2013.  Sales and marketing expenses declined 2.4%, primarily due to decreases in payroll (mainly sales commissions paid and related expenses), versus higher costs last year related to the launch of the C-Vue HydraVUE Multifocal lens and corporate rebranding.  Administrative expenses decreased 0.6%, primarily due to lower rental and related real estate tax expenses, partially offset by increases in consulting fees and repairs and maintenance.  Research and development expenses were flat during FY2014 when compared with FY2013.

Operating income improved 17.3% to $1,605,453 (19.1% of total revenue) in the most recent fiscal year, compared with $1,369,145 (16.8% of total revenue) in FY2013.

Net non-operating expenses increased 73.5% to $181,764, versus $104,787 a year earlier, primarily due to higher debt levels associated with the repurchase of 618,522 shares of the Company’s common stock in early October 2013.

Pretax income increased 12.6% to $1,423,689 in the twelve months ended June 30, 2014, compared with $1,264,358 in the previous fiscal year.  The Company reported a 14.9% increase in net income, which totaled $956,312 in FY2014, versus $832,626 in FY2013.  Diluted earnings per share increased 42.9% to $0.50 in the fiscal year ended June 30, 2014, compared with $0.35 in the fiscal year ended June 30, 2013.  The weighted average number of common shares outstanding decreased 18.7% to 1,925,959 in the most recent fiscal year, versus 2,369,354 in the previous fiscal year.  The decline in outstanding shares resulted primarily from the above-noted share repurchase in October 2013.

Cash Dividends

The Company paid its 32nd consecutive quarterly cash dividend on August 22, 2014 at an annualized rate of $0.18 per share, which provides shareholders a current yield of 2.5% based upon a common stock price of $7.15 per share at the close of stock market trading on September 26, 2014.

The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly-owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly-owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQX under the symbol “UVIC”.

Forward-Looking Statements

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FOURTH QUARTER AND TWELVE MONTHS - FISCAL 2014

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS
	Three Months Ended		Twelve Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues:
Sales	$1,614,899	$1,587,926	$6,163,396	$6,042,743
Royalty income	597,509	465,476	2,242,925	2,089,013
Total revenues	2,212,408	2,053,402	8,406,321	8,131,756
Operating costs and expenses:
Cost of sales	980,593	1,006,962	3,834,198	3,748,976
Expenses	768,663	806,914	2,966,670	3,013,635
Total operating costs and expenses	1,749,256	1,813,876	6,800,868	6,762,611
Operating income	463,152	239,526	1,605,453	1,369,145
Other non-operating items:
Other income	3,214	3,638	13,151	10,249
Interest expense	(53,755)	(27,581)	(194,915)	(115,036)
Total other non-operating items	(50,541)	(23,943)	(181,764)	(104,787)
Income before income tax expense	412,611	215,583	1,423,689	1,264,358
Income tax expense	134,975	86,623	467,377	431,732
Net income for the period	$277,636	$128,960	$956,312	$832,626
Net income per common share:
Basic	$0.16	$0.05	$0.50	$0.35
Diluted	$0.16	$0.05	$0.50	$0.35
Weighted average shares outstanding	1,782,917	2,369,354	1,925,959	2,369,354
CASH FLOWS
Provided (used) by:
Operating activities			$1,227,283	$1,043,939
Investing activities			(111,278)	(170,808)
Financing activities			(1,157,397)	(1,107,926)
Decrease in cash			$(41,392)	$(234,795)
BALANCE SHEET
			June 30, 2014	June 30, 2013
Cash and cash equivalents			$98,790	$140,182
Total assets			3,855,906	4,108,007
Current liabilities			2,073,608	2,184,841
Total liabilities			6,883,009	4,590,369
Stockholders’ deficit			$(3,027,103)	$(482,362)

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